Free Writing Prospectus
Filed Pursuant to Rule 433
Registration No. 333-164755

February 27, 2012

FactorShares 2X: Gold Bull/S&P500 Bear (issuer) has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at sec.gov.  Alternatively, the issuer will arrange to send you the prospectus if you request it by calling toll-free 888.628.3180, or visit FactorShares.com.

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